UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2015

Aduro Biotech, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37345	94-3348934
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

626 Bancroft Way, 3C Berkeley, California	94710
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 848-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 11, 2015, Aduro Biotech, Inc. (the “Company”) and Seventh Street Properties VII, LLC (the “Landlord”) entered into an Office/Laboratory Lease (the “Lease”), relating to the lease of approximately 56,452 square feet of office and laboratory space at a facility located in Berkeley, California (the “Facility”).

The term of the Lease commences when the Landlord delivers possession of the Facility to the Company, which is currently estimated to be on June 1, 2016. Upon commencement of the Lease, the Lease has an initial term of twelve years (the “Initial Term”), with a monthly rental rate starting at $3.50 per square foot in the first year of the Lease, escalating by 3.0% per year for the second through the sixth year of the Lease, and escalating by 2.0% each year thereafter. The Landlord will provide the Company a tenant improvement allowance, and the Company will pay the Landlord certain operating costs of the Facility.

The Company has the option to extend the Lease beyond the Initial Term for up to two renewal terms of five years each, provided that the rental rate would be subject to market adjustment at the beginning of each renewal term. The Company also has a one-time option that may be exercised any time prior to July 1, 2016 to lease additional space within the Facility of approximately 25,600 square feet commencing January 1, 2017 and approximately 28,801 square feet commencing January 1, 2018.

The foregoing summary of the Lease is not complete and is qualified in its entirety by reference to the Lease, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2015.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 17, 2015	ADURO BIOTECH, INC.

	By:	/s/ Jennifer Lew
Jennifer Lew
Senior Vice President of Finance

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